EXHIBIT 12
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                         PEPSICO, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges (c)
                  (in millions except ratio amounts, unaudited)

                                                                  12 Weeks Ended
                                                               --------------------
                                                                3/18/00     3/20/99
                                                               --------    --------
Earnings:                                                                       (b)

Income before income taxes............................             $620        $491

Joint ventures and minority interests, net............               (4)          2

Amortization of capitalized interest..................                2           6

Interest expense......................................               47         124

Interest portion of rent expense (a)..................                7          11
                                                               --------    --------

  Earnings available for fixed charges................             $672        $634
                                                               ========    ========

Fixed Charges:

Interest expense......................................             $ 47        $124

Capitalized interest..................................                1           2

Interest portion of rent expense (a)..................                7          11
                                                               --------    --------

  Total fixed charges.................................             $ 55        $137
                                                               ========    ========

Ratio of Earnings to Fixed Charges....................            12.18        4.63
                                                               ========    ========
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(a) One-third of net rent expense is the portion  deemed  representative  of the interest factor.

(b) Includes the impact of an asset impairment and restructuring charge of $65. Excluding the charge, the ratio of earnings to fixed charges would have been 5.10.

(c) Based on unrounded amounts.



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